Exhibit 2

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 31, 2026, is by and among Biogen Inc., a Delaware corporation (“Parent”), Aspen Purchaser Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each stockholder listed on the signature pages hereto (each, a “Stockholder”).

WHEREAS, each Stockholder is, as of the date hereof, the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (a) Parent has agreed to cause Purchaser to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with the Merger Agreement, the “Offer”) to acquire all of the outstanding Shares and (b) as soon as practicable following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition of and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly (and solely in such Stockholder’s capacity as a holder of the Subject Shares (as defined below)), has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of each Stockholder.

Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

(a) As of the date hereof, such Stockholder (together with such Stockholder’s spouse if such Stockholder is an individual and is married, and the Subject Shares constitute community property under applicable law) (i) is the beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I to this Agreement (such Shares, together with any Shares described in Section 10, the “Subject Shares”) and (ii) except as set forth in Schedule I to this Agreement, does not have any record or beneficial ownership interest in any other Shares or hold any shares of restricted stock, performance-based stock units, deferred stock units, options to acquire Shares, warrants or other rights or securities convertible into or exercisable or exchangeable for Shares.

(b) If such Stockholder is an individual, such Stockholder has the legal capacity, right and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an entity, such Stockholder (i) is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization and (ii) has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate (or similar, in the case of a non-corporate entity) action on the part of such Stockholder, and no additional corporate (or similar, in the case of a non-corporate entity) proceedings or actions on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation of the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated by this Agreement shall not, (i) in the event that such Stockholder is an entity, conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws, limited liability company agreement or partnership agreement (or similar governing documents) of such Stockholder, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a notice, consent or waiver under, any of the terms, conditions or provisions of any contract to which such Stockholder is a party or by which any of its properties or assets (including such Stockholder’s Subject Shares) are bound, or result in the loss of a material benefit or rights under any such contract, (iii) result in the creation or imposition of any Lien on any asset of such Stockholder (including such Stockholder’s Subject Shares), other than Stockholder Permitted Liens (as defined below) or a Lien created by Parent or Purchaser, or (iv) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares), except in the case of clauses (ii) through (iv) as, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(e) Such Stockholder’s Subject Shares are now, and at all times during the term hereof will be (except for Subject Shares transferred in accordance with Section 4(b)), held beneficially and either as of record by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, except for (i) any such Liens created and expressly contemplated by this Agreement (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (ii) Liens imposed by federal or state securities laws (collectively, “Stockholder Permitted Liens”).

(f) Other than as provided in this Agreement and except to the extent limited or restricted with respect to Subject Shares for which such Stockholder is the beneficial owner but not the holder of record as a result of such Stockholder being the beneficial owner but not the holder of record, such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as created and expressly contemplated by this Agreement.

(g) Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) As of the date hereof, there are no Legal Proceedings pending or, to such Stockholder’s actual knowledge, threatened against such Stockholder before or by any Governmental Entity, that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement. As of the date hereof, there are no judgments, orders or decrees by any Governmental Entity outstanding against such Stockholder that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(i) No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with such Stockholder tendering the Subject Shares based upon any agreement made by or on behalf of the Stockholder in its capacity as such.

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to each Stockholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent and Purchaser has the corporate power and authority to execute and deliver and perform its obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by the Stockholders, this Agreement constitutes the valid and binding obligation of each of Parent and Purchaser and is enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a notice, consent or waiver under, any of the terms, conditions or provisions of any contract to which Parent or Purchaser is a party or by which any of Parent’s or Purchaser’s properties or assets are bound, or result in the loss of a material benefit or rights under any such contract, (iii) result in the creation or imposition of any Lien on any asset of Parent or Purchaser, other than Permitted Liens, or (iv) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Purchaser or any of Parent’s or Purchaser’s properties or assets, except in the case of clauses (ii) through (iv) as, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(e) As of the date hereof, there are no Legal Proceedings pending or, to Parent’s knowledge, threatened against Parent or Purchaser before or by any Governmental Entity, that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement. As of the date hereof, there are no judgments, orders or decrees by any Governmental Entity outstanding against Parent or Purchaser that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Purchaser to fulfill its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 3. Tender of Subject Shares; Agreement to Vote; Irrevocable Proxy.

(a) Tender of Subject Shares.

(i) Subject to the terms of this Agreement, each Stockholder agrees to tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens, except for Stockholder Permitted Liens. Without limiting the generality of the foregoing, each Stockholder hereby agrees that promptly following, and in any event no later than ten (10) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or, if such Stockholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of the Offer Documents), such Stockholder shall (x) deliver pursuant to the terms of the Offer

(A) a letter of transmittal covering all of such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate or Certificates (or affidavits of loss in lieu thereof) representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of any Uncertificated Shares, and (C) all other documents or instruments required to be delivered by stockholders of the Company pursuant to the terms of the Offer, and (y) use reasonable best efforts to instruct such Stockholder’s broker or such other Person that is the holder of record of any Shares beneficially owned by such Stockholder to tender such Shares free and clear of all Liens (other than Stockholder Permitted Liens) in accordance with this Section 3(a) and the terms of the Offer. In the case of any Shares acquired by such Stockholder subsequent to the date hereof, within three (3) Business Days after such Stockholder acquires beneficial ownership of such Shares free and clear of all Liens that would prevent, interfere with or impede the transfer of such Shares, such Stockholder shall take the actions specified in this Section 3(a) with respect to such Shares.

(ii) Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered in the Offer, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement has been terminated in accordance with Section 7.

(iii) Each Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment Shares tendered into the Offer, including any Subject Shares tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement.

(iv) If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is validly terminated in accordance with its terms prior to the Acceptance Time, Purchaser shall, and Parent shall cause Purchaser to, promptly return or cause to be returned all tendered Subject Shares to the applicable Stockholder no later than five (5) Business Days after the applicable termination or withdrawal.

(b) Agreement to Vote. Each Stockholder agrees that:

(i) at any annual or special meeting of the stockholders of the Company, and at any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company or circumstances where a vote, consent or other approval of such Stockholder with respect to the Merger Agreement, the CVR Agreement, the Merger or any of the other Transactions is sought, such Stockholder shall (or shall cause the applicable holder of record to) be present (in person or by proxy) for purposes of constituting a quorum and vote, or cause to be voted, or exercise its right to consent with respect to, including by executing a written consent if requested by the Company, all of its Subject Shares in favor of any matter presented to the stockholders of the Company that are necessary to the consummation of the Merger or any of the other Transactions, including in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and a vote of the stockholders of the Company; and

(ii) at any annual or special meeting of the stockholders of the Company, and at any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company or circumstances where a vote, consent or other approval of the stockholders of the Company is sought, such Stockholder shall vote, or cause to be voted, or exercise its right to consent with respect to, including by executing a written consent if requested by the Company, all of its Subject Shares against any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Offer, the Merger or other matters contemplated by the Merger Agreement.

Notwithstanding anything to the contrary in this Agreement, if such Stockholder is the beneficial owner, but not the holder of record, of any of its Subject Shares, such Stockholder agrees to use reasonable best efforts to take all actions necessary to cause such holder of record and any nominees to (A) vote (or exercise consent with respect to) all of such Subject Shares in accordance with this Section 3(b) and (B) otherwise comply with the such Stockholder’s covenants with respect to such Subject Shares set forth in this Agreement.

Notwithstanding anything to the contrary in this Agreement, this Section 3(b) shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted or exercise consent with respect to) any of its

Subject Shares to amend, modify or waive any provision of the Merger Agreement in a manner that (w) changes the form of consideration payable in the Offer, decreases the Offer Price or decreases the maximum number of Shares sought to be purchased in the Offer, (x) terminates the Offer, (y) amends, modifies or supplements the terms of the Offer in any manner adverse to such Stockholder or (z) imposes any condition to the Offer other than the Offer Conditions. Notwithstanding anything to the contrary in this Agreement, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) its Subject Shares with respect to any matter other than as set forth in Section 3(b)(i) and Section 3(b)(ii) in any manner such Stockholder deems appropriate, including in connection with the election of directors of the Company.

(c) Irrevocable Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Subject Shares, or grant a consent or approval in respect of its Subject Shares, as set forth in Section 3(b). Each Stockholder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Stockholder with respect to its Subject Shares (and such Stockholder hereby represents that any such proxy is revocable). The proxy granted by each Stockholder shall be automatically revoked upon any termination of this Agreement pursuant to Section 7, and Parent may further terminate this proxy at any time at its sole election by written notice provided to such Stockholder. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given to secure the performance of the duties of such Stockholder under this Agreement.

SECTION 4. Transfer of the Subject Shares; Other Actions.

(a) Prior to the termination of this Agreement pursuant to Section 7, except pursuant to this Agreement or the Merger Agreement and except as expressly permitted pursuant to Section 4(b), each Stockholder shall not, directly or indirectly: (i) transfer, assign, sell, gift-over, hedge, pledge, tender, exchange or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), enter into any derivative arrangement with respect to, create any Liens (other than Stockholder Permitted Liens) on or consent to any of the foregoing (collectively, “Transfer”) any of the Subject Shares or any right or interest therein; (ii) enter into any Contract with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Shares or any right or interest therein; (iv) deposit or permit the deposit of any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect; or (vi) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and shall be enjoined.

(b) Notwithstanding Section 4(a), each Stockholder may make (i) (A) Transfers of Subject Shares by will, (B) Transfers for estate planning purposes or (C) Transfers for charitable purposes or as charitable gifts or donations up to one percent (1%) of the Subject Shares; provided that, in the case of each of clauses (A), (B) and (C), any such transferee shall enter into a written agreement (subject to Parent’s written approval, which shall not be unreasonably withheld, conditioned or delayed) to be bound by this Agreement as a “Stockholder”; (ii) Transfers of Subject Shares as Parent may otherwise agree in writing in its sole discretion, in the case of each of clauses (i) and (ii), such written agreement to be executed prior to the consummation of any such

Transfer; and (iii) other than with respect to Morningside Venture Investments Ltd., Transfers of Subject Shares pursuant to a plan of such Stockholder satisfying the requirements of Rule 10b5-1 under the Exchange Act that is in existence as of the date of this Agreement.

(c) Each Stockholder agrees that, other than as a result of entering into and expressly contemplated by this Agreement, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act), other than a “group” of which it is already a member and that has been disclosed in a filing on Schedule 13D prior to the date hereof, with respect to any Subject Shares, any other Shares, any shares of restricted stock, performance-based stock units, deferred stock units, options to acquire Shares, warrants or other rights or securities convertible into or exercisable or exchangeable for Shares or any other capital stock or voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) Each Stockholder irrevocably and unconditionally waives and agrees not to exercise any appraisal rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger.

SECTION 5. No Solicitation.

(a) Each Stockholder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any action that would violate Section 6.1 of the Merger Agreement as if such Stockholder were deemed to be the Company for purposes of Section 6.1 of the Merger Agreement. Notwithstanding the foregoing, in the event that the Company participates in discussions or negotiations with a Person regarding an Acquisition Proposal in accordance with Section 6.1 of the Merger Agreement, such Stockholder or any of its Representatives may engage in discussions or negotiations with such Person; provided that the Company remains at all times in compliance with its obligations under Section 6.1 of the Merger Agreement.

(b) Without in any way limiting the applicability of Section 11(p), nothing contained in this Section 5 shall, or shall be deemed to, restrict any Stockholder, or any Representative of a Stockholder, who is a member of the board of directors or officer of the Company in any way from the exercise of his or her fiduciary duties in accordance with applicable law in his or her capacity as a member of the board of directors or an officer of the Company.

SECTION 6. Further Assurances. Each party hereto shall, and shall cause its Affiliates to, execute and deliver any additional documents and take such further actions as may be reasonably necessary or advisable to carry out all of the provisions hereof, including all of such party’s obligations under this Agreement.

SECTION 7. Termination.

(a) This Agreement shall terminate automatically as of the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) such time as any modification, waiver or amendment to the Merger Agreement, as in effect as of the date hereof, is effected without each Stockholder’s consent that (A) changes the form of consideration payable in the Offer, decreases the Offer Price or decreases the maximum number of Shares sought to be purchased in the Offer, (B) terminates the Offer, (C) amends, modifies or supplements the terms of the Offer in any manner adverse to such Stockholder or (D) imposes any condition to the Offer other than the Offer Conditions; (iv) a Company Board Recommendation Change in compliance with the terms of Section 6.1 of the Merger Agreement; and (v) the mutual written consent of Parent and each Stockholder.

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any party from liability for fraud or willful breach of this Agreement prior to the termination hereof and (ii) this Section 7, Section 8 and Section 11 shall survive the termination of this Agreement.

SECTION 8. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 9. Public Statements and Disclosure. So long as this Agreement is in effect, each Stockholder (solely in its capacity as such) shall not, and shall cause its Affiliates or Representatives not to, issue any press release or otherwise make any public statement with respect to the Offer, the Merger or the transactions contemplated hereby or by the Merger Agreement without the prior written consent of Parent and Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that, without modifying the obligations set forth in Section 5, these restrictions shall not prevent Stockholders from making any release or announcement that is required by applicable law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the Stockholder required to make the release or announcement shall use its reasonable best efforts to allow Parent and Purchaser a reasonable opportunity to comment on such release or announcement in advance of such issuance; provided further, that each Stockholder (solely in its capacity as such) hereby: (a) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any of the other Transactions) of (i) such Stockholder’s identity, (ii) such Stockholder’s ownership of the Subject Shares and (iii) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger, the Offer or any of the other Transactions), and any other information that Parent, Purchaser or the Company determines to be necessary in any disclosure document in connection with the Offer, the Merger or any of the other Transactions and (b) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

SECTION 10. Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding Shares are changed into a different number or class of shares by reason of any reclassification, subdivision, combination, exchange, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock, or (b) a Stockholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

SECTION 11. Miscellaneous.

(a) Certain Definitions. Terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

(b) Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 11(b)):

if to any Stockholder or Morningside Venture Investments Ltd., as applicable, to:

c/o Apellis Pharmaceuticals, Inc.
100 Fifth Avenue
Waltham, MA 02451
Attention: David Watson
E-mail:  [**]

Morningside Venture Investments Ltd.
2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers
MC 98000, Monaco
Attention: Stephanie O’Brien
E-mail:  [**]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street

Boston, Massachusetts 02109
Attention:	Hal J. Leibowitz
Andrew R. Bonnes
Stuart M. Falber
Email:	hal.leibowitz@wilmerhale.com,
andrew.bonnes@wilmerhale.com
stuart.falber@wilmerhale.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Ronald C. Chen
Victor Goldfeld
Email:	[**]; [**]; [**]

if to Parent or Purchaser, to:

Biogen Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Chief Legal Officer
Email:   [**]

Aspen Purchaser Sub, Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Chief Legal Officer
Email:  [**]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York City, NY 10001
Attention:	Aaron M. Gruber
Bethany A. Pfalzgraf
Ryan J. Wichtowski
Email:	[**]; [**]; [**]

(c) Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally permitted, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; provided that it is agreed that any extension or waiver by Parent shall also be an effective extension or waiver by Purchaser. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d) No Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each party hereto contained in this Agreement shall terminate at the Effective Time.

(e) Entire Agreement. This Agreement and the Merger Agreement (including the schedules and annexes thereto) constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

(f) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, an electronic scan delivered by electronic mail or DocuSign or another electronic signature platform), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Notwithstanding the foregoing in this Section 11(f), this Agreement shall not be effective unless and until the Merger Agreement is executed and delivered by all parties thereto.

(g) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties and, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(h) Governing Law. This Agreement, including any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(i) Submission to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court or other state court sitting in New Castle County in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11(b). Nothing in this Section 11(i), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(j) Remedies. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies, even if available, would not be an adequate remedy for any such damages, including if any party hereto fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Stockholders, on the one hand, or Parent or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent and Purchaser, on the one hand, and the Stockholders, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the courts described in Section 11(i) without proof of damages or otherwise to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement in each case without posting a bond or other security and in addition to any other remedy to which they are entitled. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or not an appropriate remedy for any reason at law or equity, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(k) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(k).

(l) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(m) Severability. Any term or provision (or part thereof) of this Agreement that is held by a court of competent jurisdiction to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

(n) Amendment. To the extent permitted by applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the parties hereto.

(o) Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) the word “or” shall be disjunctive but not exclusive and have the same meaning as “and/or”; (vi) the word “will” shall be construed to have the same meaning as the word “shall”; (vii) descriptive headings and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (viii) (A) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (B) any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and (C) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ix) references to a Person are also to its permitted successors and assigns; (x) references to a “Section” or “Schedule” refer to a Section of or Schedule to this Agreement; (xi) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (xii) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder and refer to such statute or law as amended from time to time (including by any successor law), whether or not the definition of, or reference to, such statute or law herein includes a reference to such rules, regulations, legislation or amendments; (xiii) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (xiv) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (xv) each day shall be deemed to end at 11:59 p.m., Eastern time, on the applicable day. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(p) Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a member of the board of directors or officer of the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, nothing herein shall restrict a member of the board of directors or officer of the Company in any way from the exercise of his or her fiduciary duties in accordance with applicable law in his or her capacity as a member of the board of directors or officer of the Company.

(q) No Ownership Interest. Until receipt of payment in full by a Stockholder for all of its Subject Shares pursuant to the Offer and the Merger Agreement, except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to its Subject Shares. All rights, ownership and economic benefits of and relating to its Subject Shares shall remain vested in and belong to such Stockholder, and Parent and Purchaser shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein and subject to the proxy granted under Section 3(c).

(r) Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

BIOGEN INC.

By:	/s/ Robin Kramer
Name: Robin Kramer
Title: Chief Financial Officer

ASPEN PURCHASER SUB, INC.

By:	/s/ Michael Dambach
Name: Michael Dambach
Title: Authorized Signatory

STOCKHOLDER

Name:

SCHEDULE I

Name of Stockholder	Number of Shares
Morningside Venture Investments, Ltd.	12,806,342
Cedric Francois*	2,801,806
Gerald Chan	252,663
Alec Machiels*	1,258,347
Pascal Deschatelets	1,584,728

*
Includes the same 234,411 Shares held by The Francois-DuBois Educational Trust, as to which Mr. Francois has pecuniary interests, Mr. Machiels holds a voting proxy and for which Fiduciary Trust Company of New England serves as trustee.